EXHIBIT 21

SUBSIDIARIES OF THIRD CENTURY BANCORP

Subsidiaries of Third Century Bancorp:

Name	Jurisdiction of Incorporation
Mutual Savings Bank	Indiana
Mutual Financial Services, Inc.	Indiana